Exhibit 5.1

Faegre Drinker Biddle & Reath LLP 2200 Wells Fargo Center 90 S. Seventh Street Minneapolis, Minnesota 55402 +1 612 766 7000 main

February 27, 2025

SPS Commerce, Inc.

333 South Seventh Street, Suite 1000

Minneapolis, Minnesota 55402

Ladies and Gentlemen

We have acted as counsel to SPS Commerce, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (the “Registration Statement”) by the Company under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the potential offer and sale from time to time by certain selling stockholders named therein (the “Selling Stockholders”) of up to an aggregate of 378,100 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) that are issued and outstanding and are currently held by the Selling Stockholders (the “Shares”). The Shares were issued to the Selling Stockholders pursuant to that certain agreement and plan of merger, dated December 30, 2024, between the Company, the Selling Stockholders and the other parties thereto (the “Merger Agreement”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K.

For purposes of this opinion letter, we have examined originals, or copies certified or otherwise authenticated to our satisfaction, of the following documents: (i) the Registration Statement, (ii) the Merger Agreement, (iii) that certain registration rights agreement, dated February 4, 2025, between the Company and the Selling Stockholders, (iv) the Company’s Tenth Amended and Restated Certificate of Incorporation, as amended to date, (v) the Amended and Restated Bylaws of the Company, as amended to date, and (vi) the resolutions of the Company’s board of directors authorizing the issuance of the Shares. We have also examined originals, or copies certified or otherwise authenticated to our satisfaction, of such corporate records and other records, agreements, instruments, certificates of public officials and documents as we have deemed necessary as a basis for the opinions hereinafter expressed and have reviewed such matters of law as we have deemed relevant hereto. As to all issues of fact material to this opinion letter, we have relied on certificates, statements or representations of public officials, of officers and representatives of the Company and of others, without any independent verification thereof or other investigation.

In our examination, we have assumed without investigation: (i) the legal capacity of all natural persons; (ii) the genuineness of all signatures, including electronic signatures; (iii) the authenticity of all documents submitted to us as originals; (iv) the conformity to authentic original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies; (v) the truth, accuracy and completeness of the information, representations and warranties contained in the agreements, documents, instruments, certificates and records we have reviewed; and (vi) the absence of any undisclosed modifications to the agreements and instruments reviewed by us.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that the Shares have been authorized for issuance by the Company, and that the Shares are validly issued, fully paid and nonassessable.

Our opinions set forth herein are limited to the General Corporation Law of the State of Delaware, and we express no opinion as to the effect of any other laws.

This opinion letter is rendered as of the date first written above, and we assume no responsibility for updating this opinion letter or the opinions or statements set forth herein to take into account any event, action, interpretation or change in law occurring subsequent to the date hereof that may affect the validity of such opinions or statements. This opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to being named in the Prospectus under the caption “Legal Matters” with respect to the matters stated therein. In giving these consents, we do not imply or admit that we are “experts” within the meaning of the Act or that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

/s/ Faegre Drinker Biddle & Reath LLP
FAEGRE DRINKER BIDDLE & REATH LLP